Exhibit 99.1

Albany International Reports Strong Second-Quarter Results

Second-Quarter Highlights

  Net income per share was $0.25 in the second quarter of 2010, including restructuring charges of $0.01 and discrete tax charges of $0.24.
  Q2 2010 net sales were $227.5 million, an increase of 7.0 percent compared to Q2 2009.
  EBITDA was $42.4 million in the second quarter of 2010, including restructuring charges of $0.7 million.
  EBITDA in Q2 2009 was $14.5 million, including restructuring charges of $33.8 million, $10.0 million related to a discontinued operations charge, and a gain on extinguishment of debt of $36.6 million.

ALBANY, N.Y.--(BUSINESS WIRE)--August 4, 2010--Albany International Corp. (NYSE:AIN) reported second-quarter net income of $7.9 million ($0.25 per share). Net income was reduced by U.S. GAAP restructuring charges of $0.7 million ($0.01 per share) and a discrete tax charge of $7.6 million ($0.24 per share). For the second quarter of 2009, net loss was $12.7 million ($0.41 per share) and included U.S. GAAP restructuring charges of $33.8 million ($0.85 per share), a charge of $10.0 million ($0.33 per share) related to the sale of a discontinued business, a discrete tax charge of $0.7 million ($0.02 per share), and a gain of $36.6 million ($0.73 per share) related to an extinguishment of debt (see non-GAAP disclosures below for earnings per share effects in Tables 5 and 6).

Net sales for Q2 2010 were $227.5 million, an increase of 7.0 percent compared to the second quarter of 2009. Excluding the effect of changes in currency translation rates, net sales in the second quarter of 2010 increased 7.8 percent as compared to Q2 2009, as shown below:

Table 1
				Impact of
	Net Sales			Changes	Percent Change
	Three Months ended			in Currency	excluding
	June 30,		Percent	Translation	Currency Rate
(in thousands)	2010	2009	Change	Rates	Effect
Paper Machine Clothing	$150,755	$145,533	3.6%	($954)	4.2%
Albany Door Systems	33,792	30,530	10.7	(583)	12.6
Engineered Fabrics	23,939	21,629	10.7	(104)	11.2
Engineered Composites	10,870	7,379	47.3	-	47.3
PrimaLoft® Products	8,094	7,488	8.1	(93)	9.3
Total	$227,450	$212,559	7.0%	($1,734)	7.8%

Gross profit was 37.7 percent of net sales in the second quarter of 2010, compared to 32.4 percent in the same period of 2009. The improvement was principally due to cost reductions resulting from previously announced restructuring and performance-improvement initiatives. Q2 2010 cost of goods sold included $1.5 million for equipment relocations. As previously reported, the Company expects these residual costs from restructuring to be substantially eliminated by the end of Q3 2010. Cost of goods sold in Q2 2009 included $1.3 million for equipment relocations and $3.1 million for idle capacity.

Selling, technical, general, and research (STG&R) expenses were $61.4 million, or 27.0 percent of net sales, in the second quarter of 2010. STG&R expenses included income of $3.1 million related to the revaluation of non-functional currency assets and liabilities, and expenses of $1.5 million related to SAP implementation, which the Company expects to continue through the second quarter of 2011. As described in prior earnings reports, quarterly costs related to the U.S. pension and postretirement plans increased $2.7 million in 2010. In the second quarter of 2009, STG&R expenses were $64.6 million, or 30.4 percent of net sales, including $1.4 million related to SAP implementation and expense of $1.7 million related to the revaluation of non-functional currency assets and liabilities.

Operating income was $23.8 million in the second quarter of 2010, compared to a loss of $29.6 million for the same period of 2009.

The following table presents second-quarter segment operating income:

Table 2
	Operating Income/(loss)
	Three Months ended
	June 30,
(in thousands)	2010	2009
Paper Machine Clothing	$37,544	($8,732)
Albany Door Systems	2,339	(1,639)
Engineered Fabrics	4,866	837
Engineered Composites	(1,989)	(2,372)
PrimaLoft® Products	2,926	2,594
Research expenses	(7,132)	(5,767)
Unallocated expenses	(14,774)	(14,476)
Total	$23,780	($29,555)

Second-quarter segment operating income included the following U.S. GAAP restructuring charges:

Table 3
	Restructuring charges
	Three Months ended
	June 30,
(in thousands)	2010	2009
Paper Machine Clothing	$ 676	$27,924
Albany Door Systems	446	1,900
Engineered Fabrics	607	2,515
Engineered Composites	-	110
PrimaLoft® Products	-	19
Unallocated expenses	(1,040)	1,342
Total	$ 689	$33,810

Q2 2010 other income/expense, net, was income of $3.0 million, including a $4.0 million gain related to revaluation of non-functional currency intercompany balances. Other income/expense, net, in Q2 2009 was income of $37.2 million, including a gain of $36.6 million ($0.73 per share) related to the extinguishment of debt, and income of $1.2 million related to the revaluation of non-functional currency intercompany balances.

EBITDA was $42.4 million in the second quarter of 2010, including restructuring charges of $0.7 million. EBITDA in Q2 2009 was $14.5 million, including restructuring charges of $33.8 million, $10.0 million related to a discontinued operations charge, and a gain on extinguishment of debt of $36.6 million.

During the second quarter of 2010, the Company liquidated all of its holdings in life insurance policies, which led to a discrete tax charge of $9.4 million. Also during Q2, the Company repatriated funds held by a subsidiary, which resulted in a discrete tax benefit of $1.8 million. The net effect of these discrete tax items was to increase second-quarter 2010 income tax expense by $7.6 million ($0.24 per share). The proceeds from both of these transactions were used to pay down the Company’s revolving debt prior to refinancing.

Net cash provided by operating activities was $43.9 million, reflecting payments for restructuring activities of $4.9 million. Additional cash payments for the remaining restructuring accruals of about $9 million are anticipated to be made over the next year. Net cash provided by operating activities was $8.2 million in the second quarter of 2009, reflecting payments for restructuring activities of $17.0 million.

Capital spending was $7.1 million for the second quarter of 2010, and was $13.9 million for the first half of 2010. Depreciation and amortization for the quarter were $13.3 million and $2.3 million, respectively. We had previously targeted capital expenditures to be about $50-$60 million for 2010, but we now expect the full-year total to be in the $35-$40 million range. We continue to expect full-year depreciation and amortization to total approximately $66 million.

As previously reported, the Company entered into a $390 million, unsecured five-year revolving credit facility agreement on July 16, 2010. The new agreement replaced a $460 million, unsecured five-year facility agreement. The applicable interest rate for borrowings under the new agreement, as well as under the old agreement, is LIBOR plus a spread, based on the Company’s leverage ratio at the time of borrowing. Spreads under the new agreement are higher than under the old agreement, reflecting changes in credit market conditions. The applicable interest rate for borrowings on July 16 was LIBOR plus 250 basis points (or 2.85 percent for a one-month borrowing), compared to LIBOR plus 85 basis points (or 1.20 percent for a one-month borrowing) under the old agreement.

Also on July 16, 2010, the Company entered into interest rate hedging transactions that have the effect of fixing the effective interest rate on $105 million of indebtedness drawn under the new agreement at 2.04 percent, plus the applicable spread, until these swap agreements expire on July 16, 2015. On July 16, 2010, the applicable spread was 250 basis points, yielding an effective annual rate of 4.54 percent for the hedged portion of the indebtedness.

During the process of finalizing the Q2 2010 financial statements, the Company discovered that Q4 2009 restructuring expense, as reported in the Company’s Q4 2009 and 2009 full-year financial statements, failed to include an additional $1.7 million of severance and related costs associated with restructuring activities in France. The error detected during the Q2 2010 closing process is in addition to a charge of $1.7 million detected and reported in Q1 2010 to correct an error in the actuarial calculation of a curtailment gain, also related to restructuring activities in France, that also should have been reported in Q4 2009. The Company has assessed the impact of these adjustments on the 2009 financial statements and on projected 2010 full-year results, and has determined that the cumulative effect was not material to the 2009 full-year results, but that the impact of the error corrections may be material to the projected results for the full-year 2010. As a result, the Company will correct these errors and previously disclosed errors in any future filings that include financial statements for these periods.

Due to the discovery of the errors described above, the Company has determined to pursue a comprehensive assessment of its internal control over financial reporting in so far as it relates to accounting for restructuring activities in the affected operation, as well as with respect to other aspects of the financial statement closing process. It is possible that the Company may conclude that a material weakness in its internal control over financial reporting existed at the end of a prior reporting period, as well as a corresponding ineffectiveness of its disclosure controls and procedures, as the result of a failure of controls at the affected operation in that prior period.

CEO Comments

President and CEO Joe Morone said, “Q2 2010 was an outstanding quarter for Albany International. Sales improved in every business, as each of our markets showed clear signs of recovery; EBITDA and cash from operations were especially strong, reflecting the impact of the now-completed restructuring program; and across all of our businesses, we made excellent progress in bringing new technology to market.

“Excluding U.S. GAAP restructuring charges, EBITDA in Q2 2010 was $43.1 million, compared to $29.3 million in Q1 (see Table 4). Cash from operations grew to $43.9 million. Improvements in profitability were especially pronounced in PMC, Albany Door Systems (ADS), and Engineered Fabrics, with gross margins growing to 41.8 percent, 34.8 percent, and 37.2 percent, respectively.

“Currency effects, primarily revaluation gains due to the sharp decrease in the value of the euro, had a significant impact on our results this quarter. Reported EBITDA was $6.7 million higher than it would have been had currency rates remained unchanged between Q1 and Q2. On the other hand, EBITDA was reduced by $3.0 million of SAP and lingering equipment relocation costs related to the restructuring.

“As I noted in our last release, after three years of restructuring, the Company enjoys significant fixed-cost leverage, and incremental gains in revenue should lead to disproportionately larger increases in EBITDA. This is precisely what occurred in Q2, as more than 50 percent of the sales increase between Q1 and Q2 flowed through to EBITDA.

“I also noted in our last earnings release that Q2 has generally been free of negative seasonal effects, and that, barring any economic disruption, sales and order patterns in Q2 should provide a good indication of near-term, post-recession revenue potential. Q2 sales improved 7.0 percent over Q2 2009 and 6.3 percent over Q1 2010.

“In PMC, Q2 sales were 4.0 percent ahead of Q2 2009; orders were 8.3 percent ahead of last year and at parity with Q2 2010 sales. The significant PMC contract negotiation referred to in earlier releases has progressed very well and we expect to sign a long-term agreement shortly. While these are positive signs regarding future revenues, it is important to remember that summer slowdowns in Europe have historically contributed to slower PMC sales in August; as a result, Q3 PMC sales tend to be lower than either Q2 or Q4.

“In ADS, Q2 sales were 10.7 percent ahead of Q2 2009. In Europe, which represents two-thirds of ADS revenue, orders were 15.2 percent ahead of Q2 2009 and 12.2 percent ahead of Q2 2010 sales, and backlog grew substantially during the quarter. In recent years, Q3 has been the seasonal low point for ADS because of the summer slowdowns in Europe; but the sales and order data from Q2 suggest a strong Q4, which has been the seasonal high point for this business.

“In Engineered Fabrics, sales were also 10.7 percent higher than Q2 2009 sales. Orders were 19.2 percent higher than a year ago and 7.0 percent ahead of Q2 sales, suggesting strengthening market conditions. This business will also likely be affected by the European summer slowdown in Q3, and a slowdown in housing starts in North America could also dampen the otherwise promising outlook.

“In Primaloft® Products, sales were 8.1 percent higher than a year ago, and orders were 16.9 percent higher. The short-term outlook for this business, however, is dominated by seasonal effects. In recent years about two-thirds of sales and almost all segment operating income, have been generated in the first half of the year.

“The outlook for AEC revenue, both short- and long-term, continues to be robust. Sales in Q2 were 47.3 percent ahead of Q2 2009, and 25.8 percent ahead of Q1 2010. The short-term outlook is for an even sharper acceleration of near-term revenue, limited only by our ability to ramp up production. The longer term outlook also remains strong. At the recent Farnborough Air Show in July, Airbus officials indicated that the business case for “re-engining” its single-aisle aircraft, the A320, is favorable, and that a formal decision to proceed is likely later this year. And just before the Air Show, Boeing issued its annual 20-year outlook for the market for new commercial aircraft. The new outlook projects a $3.6 trillion market for new aircraft. Single-aisle aircraft account for nearly 70 percent of volume in this projected market, with 21,160 new single-aisle aircraft projected to be delivered over the 20-year period (the current fleet of single-aisle aircraft is 11,580). The significance for Albany of these developments is that the single-aisle aircraft market is the target of the LEAP-X engine, AEC’s largest long-term program opportunity.

“The Company’s strong Q2 results were dampened by the fact that while AEC sales grew sharply, profitability improved only slightly and segment EBITDA remained nearly $1 million below breakeven. The losses in AEC are due to its more conventional composites operations, which are located in Boerne, Texas, and for which business and regional jet applications, market segments severely affected by the 2009 recession, represent a significant portion of total revenue. The Company expects to take steps in the second half of the year to improve profitability in these operations.

“At AEC’s advanced composite technology operations, which are located in Rochester, New Hampshire, and are focused on composite fan blades and other components for the LEAP-X engine, composite braces for the Boeing 787 main landing gear, and several other advanced composite applications, Q2 sales growth was particularly strong and operating income was at breakeven.

“In sum, Q2 2010 was an excellent quarter. Sales improved markedly, and profitability and cash flow were especially strong. Apart from expected summer slowdowns in Europe, positive Q2 sales and order trends are consistent with sustained sales in PMC and continued sales improvement at ADS and Engineered Fabrics. In AEC, the near- and long-term outlook remains very promising; and we expect to address the lagging profitability in its conventional composites operations during the second half of the year.”

CFO Comments

CFO Michael Burke commented, “In Q2 the Company generated nearly $44 million in net operating cash flow, which, in combination with $49.3 million of cash received from the voluntary termination of life insurance policies, enabled us to pay down our bank debt by approximately $70 million to $244 million, while also continuing to reinvest in our businesses with capital expenditures of $7.1 million and meet planned dividend payments of about $4 million in the quarter. In addition, we completed the quarter with nearly $103 million in cash. The successful completion of our restructuring plan, strong operating performance over the last four quarters, and a commitment to reducing our overall leverage enabled us to close on a new credit facility early in the third quarter, with very competitive terms despite challenging capital market conditions. With the opportunity to lock in some very low fixed-rate funding during this historically low interest rate environment, we fixed $105 million of our existing $244 million of bank debt at 2.04 percent for five years, plus the credit spread. Including the effect of the fixed rate swap, our blended rate under the bank debt is currently 3.55 percent.

“During the quarter we experienced significant volatility in currency exchange rates, especially the euro, which had a significant effect on our Q2 earnings.

“As described earlier in this release, we recognized total revaluation gains in STG&R and other income/expense, net of $7.1 million. Revaluation gains and losses occur when our business units have intercompany or third-party trade receivable or payable balances in a currency other than their local reporting (or functional) currency. The revaluation effects reported in Q2 income reflect changes in currency rates since the end of Q1. The Q2 effect that was reported in STG&R expenses, due to the revaluation of trade receivables and payables, was principally attributable to the euro weakening against the U.S. dollar. The effect reported in other income/expense, net was principally due to the euro weakening against the U.S. dollar, Canadian dollar, Australian dollar, and Japanese yen. Since the end of Q2, the euro has strengthened sharply against some currencies, especially the U.S. dollar. If this trend persists, we would expect potentially significant revaluation losses during Q3.

“In addition to the revaluation effects noted above, changes in currency rates, as compared to the U.S. dollar, also affect the translation of our income and expenses from non-U.S. entities. EBITDA was about $0.4 million lower due to these translation effects than it would have been if rates had stayed constant compared to Q1. The translation effect on the income statement is dependent on the Company’s net income or expense position in each non-U.S. currency in which we do business. A net income position exists when sales realized in a particular currency exceed expenses paid in that currency; a net expense position exists if the opposite is true. In Europe, the Company has a significant net income position in the euro, which in Q2 was more than offset by expense positions in the Swedish krona and British pound. Other significant expense positions currently exist in the Mexican peso, Brazilian real, South Korean won, and Chinese yuan, while net income positions currently exist in the Canadian dollar, Japanese yen, and Australian dollar. Future operating results would be negatively affected by the strengthening of any currency in an expense position, while results would be improved by strengthening currencies that are currently in a net income position. The Company periodically enters into hedging transactions to mitigate the downside risk related to translation effects.

“We expect that our income tax rate, excluding the effect of discrete tax items, will continue to be in the mid-30 percent range during 2010. Due to existing net operating loss carryforwards and other deferred tax assets, cash paid for income taxes is currently at a lower rate. Total cash paid for income taxes in 2010 is expected to be roughly $8-$12 million.

The Company plans a live webcast to discuss second-quarter 2010 financial results on Thursday, August 5, 2010, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

Albany International is a global advanced textiles and materials processing company. Its core business is the world’s leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany’s family of growth businesses extends its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, high-performance industrial doors, and high-performance insulation. Additional information about the Company and its businesses and products is available at www.albint.com.

This release contains certain items, such as earnings before interest, taxes, depreciation, and amortization (EBITDA), EBITDA excluding restructuring charges, costs associated with restructuring initiatives, sales excluding currency effects, and certain income and expense items on a per share basis, that could be considered non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they provide additional useful information to investors regarding the registrant’s operational performance. Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. An understanding of the impact in a particular quarter of specific restructuring costs, or gains and losses such as the Company’s 2009 gain on extinguishment of debt, and EBITDA can give management and investors additional insight into quarterly performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period. The Company calculates EBITDA by adding Interest expense net, Income taxes, Depreciation, and Amortization to Net income. The Company believes that EBITDA provides useful information to investors because it provides an indication of the strength and performance of the Company’s ongoing business operations. While depreciation and amortization are operating costs under GAAP, they are non-cash expenses equal to current period allocation of costs associated with capital and other long-lived investments made in prior periods. While the Company will continue to make capital and other investments in the future, it is currently in the process of concluding a period of significant investment in plant, equipment, and software. Depreciation and amortization associated with these investments have a significant impact on the Company’s net income. EBITDA is also a calculation commonly used by investors and analysts to evaluate and compare the periodic and future operating performance and value of companies. EBITDA, as defined by the Company, may not be similar to EBITDA measures of other companies. EBITDA may not be considered a measurement under GAAP, and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statements of operations.

The following table contains the calculation of EBITDA and EBITDA excluding restructuring charges:

Table 4
	Three Months ended
	June 30	March 31	June 30
(in thousands)	2010	2010*	2009
Net income/(loss)	$7,877	$5,598	($12,744)
Interest expense, net	3,882	3,825	6,086
Income tax expense	15,102	2,627	4,339
Depreciation	13,309	13,941	14,520
Amortization	2,276	1,954	2,268
EBITDA	42,446	27,945	14,469
Restructuring and other, net	689	1,392	33,810
EBITDA excluding restructuring charges	43,135	29,337	48,279

*Includes revisions to correct previously reported amounts.

The Company discloses certain income and expense items on a per share basis. The Company believes that such disclosures provide important insight of the underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the per share amount for items included in continuing operations by using the effective tax rate utilized during the applicable reporting period and the weighted average number of shares outstanding for the period.

Table 5
Quarter ended June 30, 2010
(in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Shares Outstanding	Per Share Effect
Restructuring and other, net	$ 689	$ 225	$ 464	31,058	$0.01
Discrete tax charges, net	-	7,577	7,577	31,058	$0.24

Table 6
Quarter ended June 30, 2009
(in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Shares Outstanding	Per Share Effect
Restructuring and other, net	$33,810	$7,776	$26,034	30,723	$0.85
Purchase price adjustment on sale of discontinued business	10,000	-	10,000	30,723	0.33
Gain on extinguishment of debt	(36,631)	14,286	(22,345)	30,723	(0.73)
Discrete tax charges, net	-	676	676	30,723	$0.02

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s Annual Report on Form 10-K) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast, include, without limitation, statements about future economic and paper industry conditions, rates of recovery in sales and operating income during the next several quarters in each of the Company’s businesses, anticipated improvements in cash generation, revenue growth and income expectations for the Company’s non-PMC businesses, the timing and impact of certain production and development programs in the Company’s AEC business segment, the amount and timing of anticipated costs and savings associated with cost-reduction and performance-improvement initiatives, pricing conditions in the PMC industry, the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization, future debt levels and debt covenant ratios, future contributions to our pension plans, future revaluation gains and losses, and future levels of EBITDA. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of various businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results and independent forecasts regarding the markets in which these businesses operate. Historical growth rates are no guarantee of future growth, and such independent forecasts could prove incorrect.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

Three Months Ended			Six Months Ended
June 30,			June 30,
			*	*
2010	2009		2010	2009

$227,450	$212,559	Net sales	$441,323	$421,764
141,615	143,671	Cost of goods sold	278,259	282,845

85,835	68,888	Gross profit	163,064	138,919
61,366	64,633	Selling, technical, general and research expenses	127,442	132,252
689	33,810	Restructuring and other, net	2,081	50,989

23,780	(29,555)	Operating income/(loss)	33,541	(44,322)
3,882	6,086	Interest expense, net	7,707	11,920
(2,991)	(37,201)	Other (income), net	(5,272)	(37,020)

22,889	1,560	Income/(loss) from continuing operations before income taxes	31,106	(19,222)
15,102	4,339	Income tax expense	17,729	2,734

7,787	(2,779)	Income/(loss) before associated companies	13,377	(21,956)
90	35	Equity in income/(loss) of associated companies	98	(90)

7,877	(2,744)	Income/(loss) from continuing operations	13,475	(22,046)
-	(10,000)	(Loss) from discontinued operations	-	(10,000)

$7,877	($12,744)	Net income/(loss)	$13,475	($32,046)

		Income/(loss) from continuing operations per share:
$0.25	($0.08)	Basic	$0.43	($0.72)
$0.25	($0.08)	Diluted	$0.43	($0.72)

		(Loss) from discontinued operations per share:
-	($0.33)	Basic	-	($0.33)
-	($0.33)	Diluted	-	($0.33)

		Net income/(loss) per share:
$0.25	($0.41)	Basic	$0.43	($1.05)
$0.25	($0.41)	Diluted	$0.43	($1.05)

		Shares used in computing earnings per share:
31,058	30,723	Basic	31,001	30,386
31,161	30,723	Diluted	31,105	30,386

$0.12	$0.12	Dividends per share	$0.24	$0.24

* Includes revisions to correct previously reported amounts.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

		*
	June 30,	December 31,
	2010	2009
ASSETS
Cash and cash equivalents	$102,673	$97,466
Accounts receivable, net	157,821	168,820
Inventories	153,358	172,433
Income taxes receivable and deferred	34,563	42,613
Prepaid expenses and other current assets	11,487	9,712
Total current assets	459,902	491,044

Property, plant and equipment, net	486,368	514,475
Investments in associated companies	2,699	3,001
Intangibles	4,916	5,216
Goodwill	108,457	120,037
Deferred taxes	131,749	144,260
Cash surrender value of life insurance policies	-	49,135
Other assets	21,100	18,264
Total assets	$1,215,191	$1,345,432

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$15,703	$15,296
Accounts payable	45,345	52,618
Accrued liabilities	107,961	116,850
Current maturities of long-term debt	11	11
Income taxes payable and deferred	4,095	3,639
Total current liabilities	173,115	188,414

Long-term debt	420,289	483,922
Other noncurrent liabilities	176,584	185,067
Deferred taxes and other credits	67,709	65,383
Total liabilities	837,697	922,786

Commitments and Contingencies	-	-

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share;
authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share;
authorized 100,000,000 shares; issued
36,347,814 in 2010 and 36,149,115 in 2009	36	36
Class B Common Stock, par value $.001 per share;
authorized 25,000,000 shares; issued and
outstanding 3,236,098 in 2010 and 2009	3	3
Additional paid in capital	385,551	382,674
Retained earnings	386,399	380,368
Accumulated items of other comprehensive income:
Translation adjustments	(51,413)	4,167
Pension and post retirement liability adjustments	(85,051)	(86,303)
	635,525	680,945
Less treasury stock (Class A), at cost 8,484,528 shares
in 2010 and 8,496,739 shares in 2009	258,031	258,299
Total shareholders' equity	377,494	422,646
Total liabilities and shareholders' equity	$1,215,191	$1,345,432

* Includes revisions to correct previously reported amounts.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

Three Months Ended			Six Months Ended
June 30,			June 30,
			*	*
2010	2009		2010	2009
		OPERATING ACTIVITIES
$7,877	($12,744)	Net income/(loss)	$13,475	($32,046)
		Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
(90)	(35)	Equity in (earnings)/losses of associated companies	(98)	90
13,309	14,520	Depreciation	27,250	29,093
2,276	2,268	Amortization	4,230	4,406
189	585	Noncash interest expense	377	1,772
-	(36,631)	Gain on early retirement of debt	-	(39,431)
-	(6,935)	Settlement of accreted debt discount	-	(7,457)
9,709	(7,391)	Provision for deferred income taxes, other credits and long-term liabilities	11,215	(12,026)
1,626	533	Provision for write-off of property, plant and equipment	3,093	1,609
-	2,624	Provision for impairment of investment	-	2,624
847	(808)	Decrease/(increase) in cash surrender value of life insurance	-	(1,827)
-	10,000	Provision for purchase price adjustment of discontinued operation	-	10,000
-	28	Stock option expense	-	70
2,054	2,315	Compensation and benefits paid or payable in Class A Common Stock	3,009	3,354

		Changes in operating assets and liabilities, net of business acquisitions and divestitures:
(8,740)	13,859	Accounts receivable	(344)	37,304
9,748	14,751	Inventories	12,018	8,537
739	3,024	Prepaid expenses and other current assets	(2,030)	1,863
(2,369)	(4,653)	Accounts payable	(4,444)	(29,103)
3,429	10,069	Accrued liabilities	(8,693)	19,165
1,758	(488)	Income taxes payable	321	(2,943)
1,560	3,335	Other, net	1,443	1,704
43,922	8,226	Net cash provided by/(used in) operating activities	60,822	(3,242)

		INVESTING ACTIVITIES
(7,094)	(10,143)	Purchases of property, plant and equipment	(13,915)	(25,864)
(873)	(1,163)	Purchased software	(1,946)	(2,308)
-	-	Acquisitions, net of cash acquired	(1,902)	-
49,302	239	Cash received from life insurance policy terminations	49,302	239
41,335	(11,067)	Net cash provided by/(used in) investing activities	31,539	(27,933)

		FINANCING ACTIVITIES
-	64,467	Proceeds from borrowings	6,152	105,050
(69,738)	(1,048)	Principal payments on debt	(69,755)	(4,633)
-	(43,142)	Early retirement of debt	-	(46,502)
49	-	Proceeds from options exercised	136	-
(3,714)	(3,574)	Dividends paid	(7,419)	(7,202)
(73,403)	16,703	Net cash (used in)/provided by financing activities	(70,886)	46,713

(10,939)	2,808	Effect of exchange rate changes on cash flows	(16,268)	(1,401)

915	16,670	Increase in cash and cash equivalents	5,207	14,137
101,758	104,038	Cash and cash equivalents at beginning of period	97,466	106,571
$102,673	$120,708	Cash and cash equivalents at end of period	$102,673	$120,708

* Includes revisions to correct previously reported amounts.

CONTACT:
Albany International Corp.
Investors:
John Cozzolino, 518-445-2281
Vice President–Corporate
Treasurer and Strategic Planning
john.cozzolino@albint.com
or
Media:
Susan Siegel, 518-445-2284
Director of Corporate Communications
susan.siegel@albint.com